EXHIBIT 10(g)(v)

AMENDMENT NUMBER FOUR TO THE

HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2011 (the “Plan”);

WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;

WHEREAS, the Employee Benefits Committee desires to amend the Plan’s eligibility requirements with respect to matching contributions made on behalf of a HITS Business Unit Employee who commences employment with Harris IT Services Corporation on or after July 15, 2013; and

WHEREAS, the Employee Benefits Committee has determined that such amendment is non-material.

NOW, THEREFORE, BE IT RESOLVED, that the definition of “Matching Eligibility Requirement” set forth in the Plan is hereby amended to read as follows, effective as of July 15, 2013:

Matching Eligibility Requirement. The period of Service that a Participant must complete to permit the Participant to be eligible to receive matching contributions pursuant to Section 4.2. For a HITS Business Unit Employee who commenced employment with Harris IT Services Corporation prior to July 15, 2013, such period is six months. For (i) a HITS Business Unit Employee who commences employment with Harris IT Services Corporation on or after July 15, 2013 and (ii) an Eligible Employee other than a HITS Business Unit Employee, such period is one Year of Service.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 25th day of June, 2013.

/s/ Adam Histed
Adam Histed, Chairperson